EXHIBIT 10.31

July 15, 2025

Jahida Nadi
Dear Jahida,
On behalf of our President and Chief Operating Officer, I am pleased to extend a conditional offer of employment to you for the position of SVP Sales with MSC Industrial Supply Co, reporting directly to Martina McIsaac.
This offer is contingent upon successful completion of a pre-employment background check. Your start date is anticipated to be on or before September 30, 2025.
As an exempt associate, your starting annual base salary will be $450,000.00 This will be earned and paid every other Thursday at the bi-weekly rate of $17,307.69, less payroll deductions, required taxes and withholdings.
In addition, you will be eligible to participate in the annual company bonus at a target of 70% of your annual base pay. The bonus is payable in November for those who start by May 31st of the same calendar year. For those starting on/after June 1st the bonus is payable in November of the following year. This bonus may be pro-rated based upon your date of hire.
You will also be eligible for an annual equity target of $400,000.00. The equity is currently granted as 50% Performance Stock Units (PSUs) with a three (3) year cliff vesting schedule, and 50% Restricted Stock Units (RSUs) that will vest 25% per year over four (4) years. This grant is typically made in November. Because your start date will occur after the close of our fiscal 2025 year, the November 2025 grant will require Compensation Committee approval. If your start date is after September 30, 2025, you will not be eligible for the equity grant in 2025.
The bonus and equity grant are not guaranteed but based upon company and individual performance, as well as Board approval. Please note that bonus and equity targets may vary each year.
You will be eligible for a monthly auto allowance in the amount of $1,249.73, totaling $14,996.76 per year. It will be paid bi-weekly at the rate of $576.80. Please be advised that this allowance is considered income and may have tax implications. You should consult a tax expert for advice on this issue.

You are eligible for a sign-on bonus in the amount of $250,000.00. This will be paid the month following your start date. In addition, you are eligible for a second bonus of $250,000.00 following successful completion of the Fulcrum project, as measured by specific milestones and deliverables to be established. All bonuses will be subject to required taxes and withholdings Please note that you

20921 Lahser Rd, Southfield, Michigan, 48033 | 800.645.7270 | mscdirect.com

must be active at the time of payout and “in good standing” with MSC. Should you leave MSC within one year of receiving either of these payments, either voluntarily or involuntarily, you will be required to repay them. In addition, you are eligible for a sign-on equity grant of $200,000.00 in RSUs that will vest 25% per year for four (4) years, subject to Board approval, and granted following receipt of Board approval.
An overview of our comprehensive benefits program is attached. Your effective date of benefits is on the first of the month following both the month of hire and the next full calendar month. For example, whether your first day of employment is September 1 or September 30, you will be eligible for health benefits as of November 1. This position carries unlimited vacation, scheduled with the approval of management. MSC also currently recognizes nine paid holidays per year. A change to your start date may impact your benefits eligibility date.
Attached you will also find our Trade Secret Agreement and our Prior Employment Compliance Agreement, execution of which is a condition of your employment. Neither this condition, nor this offer letter should be construed as a contract of employment.
So that we may proceed with the hiring process, please confirm your acceptance of the offer through our candidate portal. Once you have accepted the offer and a start date is established, you will receive an email with a link to complete all onboarding documents. Your employment is contingent upon you providing appropriate documentation as required by Federal law to prove your identity and eligibility to work in the United States. Please bring the appropriate document(s) on your first day of employment.
Jahida, we are so excited to have you join us. MSC continues to transform, and your leadership will be highly impactful for our team. We look forward to an amazing partnership.

If I can answer any questions or provide any information to help you in your onboarding process, please let me know. Feel free to call me at 734-718-9770 if you have any questions.

Sincerely,

Julie Rockett
Julie Rockett
HRBP Director

I accept the offer of Senior Vice President, Sales as presented in this document:

/s/ Jahida Nadi	7/18/2025
Jahida Nadi	Date

20921 Lahser Rd, Southfield, Michigan, 48033 | 800.645.7270 | mscdirect.com